Exhibit (13)(c)

BEAUTYKIND

"BOX OF KINDNESS" :60

Timecode	Elapsed Time	Speaker	Audio/Vocal Track	Visuals: Graphics & Live Action

0:00:00	0:02:11	VO (Stephanie)	When you shop at BeautyKind.us…	Blythe at her front door, accepts BeautyKind box delivery

0:02:15	0:03:05	VO (Stephanie)	You get more than your favorite cosmetics delivered right to your door	Blythe sits on her couch, opens BeautyKind box

0:05:16	0:01:15	VO (Stephanie)	You get to do some good	Cut to over the shoulder shot of the "Cancer Research" animated world inside the BeautyKind box

0:07:10	0:04:17	VO (Stephanie)	BeautyKind donates 5% of every purchase to the charity of your choice	Full screen animated title card: GFX: 5% OF THE PURCHASE PRICE GOES TO THE CHARITY OF YOUR CHOICE

0:12:04	0:02:21	Blythe	5% of my purchase goes to a cause that I care about?	Graphic animation of BeautyKind website; products and charities

0:15:05	0:00:23	Blythe	That's amazing!	Blythe to camera

0:16:04	0:00:17			Cut to Kabbi and Jaylee in living room. Kabbi opens her BeautyKind box

0:16:21	0:03:02	VO (Stephanie)	Together your purchase can help plant a tree…	Cut to over the shoulder shot. "Environment" animated world comes to life inside the box. Animated leaf wipes the screen and takes us into the "Education" animation

0:20:01	0:01:12	VO (Stephanie)	Build a school…	Animated "Education" scene

0:21:13	0:02:16	VO (Stephanie)	Or provide a village with fresh water.	Camera moves forward to find the "Fresh Water" animated world

0:24:02	0:02:07	VO (Stephanie)	Go to BeautyKind.us today	Cut to Jessica scrolling on her tablet

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BEAUTYKIND

"BOX OF KINDNESS" :60

Timecode	Elapsed Time	Speaker	Audio/Vocal Track	Visuals: Graphics & Live Action

00:26:08	00:03:20	VO (Stephanie)	And receive 25% off your first order, plus get free shipping	Cut to BeautyKind website animation GFX: 25% OFF YOUR FIRST ORDER PLUS GET FREE SHIPPING

00:30:04	00:03:22	Jessica	It's products I would already buy, but with BeautyKind I can give back too.	Jessica to camera

00:34:02	00:02:17	Blythe	BeautyKind allows me to give back 5% of my purchase…	BeautyKind website animation of participating charities American Cancer Society tile

00:36:19	00:02:23	Blythe	… to breast cancer awareness. It's something that touches all of our lives.	Blythe on couch, to camera

00:39:18	00:03:12	Kabbi	And BeautyKind has such a large selection of all my favorite brands…	BeautyKind website animation of participating brands

00:43:06	00:01:03	Kabbi	… all in one place.	Kabbi on couch, to camera

00:44:09	00:02:09	VO (Stephanie)	Go to BeautyKind.us now. Together…	Jessica taking product out of box, smiling to camera

00:46:18	00:01:13	VO (Stephanie)	… we can make beauty matter.	Kabbi smiling to camera Blythe smiling to camera

00:48:08	00:00:20	Kabbi	Beauty is…	CU of products inside BeautyKind box

00:49:05	00:02:00	Jessica	When I'm giving back to my favorite charity	Jessica to camera

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BEAUTYKIND

"BOX OF KINDNESS" :60

Timecode	Elapsed Time	Speaker	Audio/Vocal Track	Visuals: Graphics & Live Action

00:51:07	000:01:10	Stormi	When I make a difference	Stormi to camera Stormi smiling

00:52:17	00:01:07	Blythe	Why would I shop anywhere else?	Blythe to camera

00:52:17	00:02:10	VO (Stephanie)	Be Beautiful	Full screen title card: GFX: BE BEAUTIFUL

00:55:04	00:00:18	VO (Stephanie)	Be Kind	Full screen title card: GFX: BE KIND

00:55:23	00:00:22	VO (Stephanie)	BeautyKind	Full screen title card: GFX: BEAUTYKIND.US (logo)

00:56:22	00:03:02	VO (Stephanie)	Shop now for 25% off your first orde.	Full screen title card: GFX: BEAUTYKIND.US (logo) GFX: RECEIVE 25% OFF YOUR FIRST ORDER PLUS GET FREE SHIPPING

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